Exhibit 2.2

EQUITY PURCHASE AGREEMENT

BY AND AMONG

COMVERGE GIANTS, INC.,

A DELAWARE CORPORATION,

COMVERGE, INC.,

A DELAWARE CORPORATION,

KEITH HARTMAN,

AN INDIVIDUAL AND EQUITY HOLDER IN THE PURCHASED ENTITIES

AND

LORI HARTMAN,

AN INDIVIDUAL AND EQUITY HOLDER IN THE PURCHASED ENTITIES

Dated September 29, 2007

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”) is entered into as of September 29, 2007, by and among Comverge, Inc., a Delaware corporation (“Parent”), Comverge Giants, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Buyer”), Keith Hartman, an individual and equity holder in the Purchased Entities (as defined below), and Lori Hartman, an individual and equity holder in the Purchased Entities (Keith Hartman and Lori Hartman are together referred to herein as “Sellers”). Parent, Buyer and Sellers may be referred to hereinafter each as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Parent wishes to acquire the Purchased Entities pursuant to the purchase of all of the equity ownership in the Purchased Entities and has newly formed Buyer for the sole purpose of effecting such a transaction on the terms and subject to the conditions set forth herein; and

WHEREAS, Sellers desire to sell all of the issued and outstanding equity interests in the Purchased Entities for the consideration as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants contained herein, and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

1.1 Defined Terms. Unless otherwise defined, capitalized terms used herein shall have the following meanings:

“2007 EBITDA Performance Metric” means $2,047,500.

“2007 Revenue Performance Metric” means $9,125,000.

“2008 EBITDA Performance Metric” means $3,500,000.

“2008 Revenue Performance Metric” means $13,200,000.

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence or proceeding.

“Affiliate” with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person.

“Agreement” is defined in the Preamble.

“Applicable Tax Law” shall mean any Law of any Governmental Entity relating to Taxes, including regulations and other official pronouncements of such jurisdiction charged with interpreting such laws that have the force of law.

“Balance Sheet” is defined in Section 4.6.

“Business” shall mean the entire business and operations of the Purchased Entities, taken as a whole.

“Business Day” means any day other than a Saturday or Sunday, or a day on which the banking institutions of the State of New Jersey are authorized or required by law to be closed.

“Buyer” is defined in the Preamble.

“Closing” is defined in Section 2.2.

“Closing Balance Sheet” means the consolidated balance sheet for the Purchased Entities as of the Closing Date.

“Closing Cash Consideration” means $9,000,000, adjusted as follows, if applicable: (i) decreased by the amount by which the Closing Date Debt exceeds $1,500,000 or (ii) increased by the amount by which $1,500,000 exceeds the Closing Date Debt.

“Closing Consideration” is defined in Section 2.3(a).

“Closing Date” is defined in Section 2.2.

“Closing Date Debt” means all indebtedness of the Purchased Entities for borrowed money outstanding on the Closing Date.

“Closing Stock Consideration” is defined in Section 2.4(b)(iii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any consent, approval, notification, waiver, or other similar action required pursuant to a Contract or Law.

“Contingent Cash Consideration” means the additional cash available to be earned by Sellers pursuant to Section 2.6.

“Contingent Share Consideration” means 204,777 shares of Parent Common Stock.

“Contract” means any contract, agreement, license, lease, arrangement, commitment, letter of intent, memorandum of understanding, promise, obligation, right or instrument, whether written or oral, to which any of the Purchased Entities or any subsidiary thereto is a party or to which any of their assets are legally bound.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of Copyleft Materials: (i) in the case of Software, the such Software be made available or distributed in a form other than binary (e.g., source code form), (ii) that such Copyleft Materials be licensed for the purpose of preparing derivative works, (iii) that such Copyleft Materials be licensed under terms that allow products or services of any of the Purchased Entities or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law), or (iv) that such Copyleft Materials be redistributable at no license fee. Copyleft Licenses include without limitation the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.

“Copyleft Materials” means any Software or content (subject to a Copyleft License) incorporated into, derived from, used, or distributed with such Software.

“Copyrights” means all copyrights in both published works and unpublished works including any registrations and applications therefor and whether registered or unregistered.

“Current Assets” shall mean the consolidated current assets of the Purchased Entities as of the Closing as reflected on the Closing Balance Sheet, determined in accordance with GAAP applied consistently with the Purchased Entities’ past practices as reflected in the Financial Statements furnished to Parent pursuant to Section 4.6.

“Current Liabilities” shall mean the consolidated current liabilities of the Purchased Entities as of the Closing as reflected on the Closing Balance Sheet, determined in accordance with GAAP applied consistently with the Purchased Entities’ past practices as reflected in the Financial Statements furnished to Parent pursuant to Section 4.6, but not including the current portion of the Closing Date Debt.

“Customers” is defined Section 4.20.

“Damages” shall mean any claim, demand, loss, liability, damage or expense, including interest, penalties and reasonable attorneys, accountants and experts fees and other reasonable out-of-pocket costs of investigation and defense incurred as a result thereof, net of any insurance proceeds or payments from other responsible third parties.

“EBITDA” is defined in Section 2.6(e)(i).

“Employees” is defined in Section 4.13.

“Employee Benefit Plans” means all employee benefit plans or arrangements of any kind, including bonus, deferred compensation, incentive compensation, equity compensation, equity purchase, equity option, equity appreciation rights, restricted equity, severance or termination pay, fringe benefit, vacation, scholarship or tuition reimbursement, dependent care assistance, hospitalization, medical, life or other insurance, immigration assistance, salary continuation, employee loan or loan guarantee, split dollar arrangement, supplemental unemployment benefits, profit-sharing, savings, pension, retirement, or supplemental retirement plan, program, agreement or arrangement, and any other employee benefit plan, agreement, arrangement, or commitment maintained by any Purchased Entity or an ERISA Affiliate that covers any employee or former employee of any Purchased Entity or an ERISA Affiliate (or beneficiary or dependent of either the employee or former employee), whether or not a plan described in Section 3(3) of ERISA.

“Encumbrance” means any mortgage, security interest, lien, hypothecation, pledge, charge or encumbrance of any kind, easement, covenant, community property interest, equitable interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other general attribute of ownership, but does not include Permitted Liens.

“Environmental Law” is defined in Section 4.18(d)(ii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is (or at any relevant time was) a member of a “controlled group” with, or otherwise required to be aggregated with, any Purchased Entity as set forth in Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Wells Fargo Bank, N.A., as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement, substantially in the form attached hereto as Exhibit A, to be entered into at or prior to Closing by and among Parent, Buyer, Sellers and the Escrow Agent.

“Escrowed Consideration” is defined in Section 2.5.

“Escrowed Excess” is defined in Section 2.4(a).

“Escrowed Deficiency” is defined in Section 2.4(a).

“Estimated Excess Working Capital” is defined in Section 2.4(a)

“Estimated Net Working Capital” is defined in Section 2.4(a).

“Estimated Working Capital Adjustment” is defined in Section 2.4(a).

“Estimated Working Capital Deficiency” is defined in Section 2.4(a)

“Exchange Act” is defined in Section 2.6(g).

“Financial Statements” is defined in Section 4.6.

“Final Closing Financial Data” is defined in Section 2.4(b).

“Final Excess Working Capital” is defined in Section 2.4(d)(i).

“Final Working Capital Deficiency” is defined in Section 2.4(d)(ii).

“Final Working Capital Determination” is defined in Section 2.4(d).

“Final Working Capital Notice” is defined in Section 2.4(e).

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis in accordance with past practice.

“Governmental Entity” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

“Hartman” is defined in Section 2.6(e)(i).

“Hazardous Materials” is defined in Section 4.18(d)(i).

“Indemnification Notice” is defined in Section 6.2(c).

“Indemnified Party” is defined in Section 6.2(c).

“Indemnifying Party” is defined in Section 6.2(c).

“Indemnity Period” is defined in Section 6.1.

“Intellectual Property” means any Marks, Patents, Copyrights, Trade Secrets or rights, licenses and other claims that any Person may have to claim ownership, authorship or invention, to use, to object to or prevent the modification of, to withdraw from circulation or control the publication or distribution of any Marks, Patents, Copyrights, or Trade Secrets.

“Knowledge” with respect to the Purchased Entities, shall mean, after reasonable inquiry, the actual knowledge of Keith Hartman.

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Entity, each as amended and now in effect.

“Licensed Intellectual Property” is defined in Section 4.12(a).

“Marks” means all fictitious business names, trading names, corporate names, registered and unregistered trademarks, service marks, designs and general intangibles of like nature and applications, together with all goodwill related to the foregoing.

“Material Adverse Change (or Effect)” means any change, effect, event, occurrence, state of facts or development that is materially adverse to the condition (financial or otherwise), business, properties, assets, liabilities, rights, obligations or operations of the Purchased Entities; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the transactions contemplated by this Agreement; (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the U.S. economy as a whole that do not disproportionately affect the Purchased Entities; (c) any adverse change, effect, event, occurrence, state of facts or development resulting from (i) compliance with the terms of, or the taking of any action required by, this Agreement, (ii) actions required to be taken under applicable laws, rules, regulations, or agreements, (iii) something expressly consented to in writing by Parent, (iv) the acts or omissions of, or on behalf of, Parent, (v) acts of war, terrorism, or other similar conflict that do not disproportionately affect the Purchased Entities, or (vi) any Permitted Lien.

“Material Contract” means any Contract required to be disclosed on Schedule 4.11.

“Maximum 2008 EBITDA Performance Metric” means $4,500,000.

“Maximum 2008 Revenue Performance Metric” means $15,000,000.

“Maximum Target Net Working Capital” means $2,150,000.

“Metric Notice” is defined in Section 2.6(g).

“Metric Dispute Notice” is defined in Section 2.6(h).

“Minimum Target Net Working Capital” means $1,650,000.

“Net Working Capital” shall mean Current Assets minus Current Liabilities.

“Neutral Auditor” is defined in Section 2.4(c).

“Note” is defined in Section 2.3(a)(ii).

“Note Consideration” is defined in Section 2.3(b)(ii).

“Notice Delivery Date” is defined in Section 2.6(g).

“Objection Notice” is defined in Section 6.2(c).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar type of license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License. For avoidance of doubt, Open Source Licenses include without limitation Copyleft Licenses.

“Open Source Materials” means any Software or content subject to an Open Source License.

“Operating Covenant” is defined in Section 2.6(f).

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Entity, arbitrator or mediator.

“Ordinary Course of Business” means, with respect to any Person, that Person’s ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency).

“Organizational Documents” means, as applicable, the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a non-natural Person, including any amendments thereto.

“Owned Intellectual Property” is defined in Section 4.12(a).

“Parent” is defined in the Preamble.

“Parent Balance Sheet” is defined in Section 3.7(b).

“Parent Common Stock” means the Common Stock of Parent, $0.001 par value per share.

“Parent Indemnified Party” is defined in Section 6.2(a).

“Parent SEC Reports” is defined in Section 3.7(a).

“Party/Parties” is defined in the Preamble.

“Patents” means all (A) patents and patent applications and any continuations, continuations in part, renewals and applications therefor, and (B) any inventions and discoveries that may be patentable.

“Permit” means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law or Governmental Entity.

“Permitted Liens” means (i) Encumbrances for taxes, assessments, governmental charges, or claims which are not yet due and payable or are being contested in good faith by appropriate Actions, (ii) statutory liens of landlords and warehousemen’s, carriers’, mechanics’, suppliers’, materialmen’s, repairmen’s, or other like liens (including Contractual landlords’ liens) arising in the Ordinary Course of Business or with respect to amounts not yet delinquent or being contested in good faith by appropriate Actions; (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other similar types of social security, (iv) Encumbrances reflected in the Balance Sheet, (v) Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by any of the Purchased Entities or any of a subsidiary thereto in the operation of its respective business, and (vi) Encumbrances that arise in the Ordinary Course of Business and do not, individually or in the aggregate, materially detract from the value of or impair ownership or use of the property to which they apply by any Purchased Entity.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or Governmental Entity.

“PES Intellectual Property” is defined in Section 4.12(a).

“PES Software” is defined in Section 4.12(d).

“PES Subsidiary” means Public Energy Solutions NY, LLC, a Delaware limited liability company.

“Post-closing Objection Notice” is defined in Section 2.4(b).

“Pre-Closing Portion” is defined in Section 5.7(b).

“Purchased Entities” means Public Energy Solutions, LLC, a New Jersey limited liability company; Public Electric, Inc., a New Jersey corporation; PES NY, LLC, a New York limited liability company; all of the subsidiaries of the foregoing entities; and the predecessors of the foregoing entities.

“Purchased Equity” means all of the issued and outstanding equity interests in each of Public Energy Solutions, LLC, Public Electric, Inc. and PES NY, LLC.

“PWC Costs” is defined in Section 5.9.

“Registered Intellectual Property” shall mean all United States and foreign Patents, registered Marks, registered Copyrights, and applications therefor, including continuation, divisional, and continuation in part, and reissue Patents, registered Marks, and registered Copyrights, if any, owned by any Purchased Entity.

“Registration Rights Agreement” means the Registration Rights Agreement of Parent, in the form attached hereto as Exhibit B.

“Release” is defined in Section 4.18(d)(iii).

“Restricted Parent Common Stock” means shares of Parent Common Stock that will be subject, pursuant to appropriate restriction agreements (as determined by Parent), to vesting in four equal annual installments over the four-year period following issuance to the management or employee recipient thereof.

“Revenue” is defined in Section 2.6(d)(ii).

“SEC” means the United States Securities and Exchange Commission.

“Sellers’ Closing Documents” is defined in Section 4.2

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) testing, validation, verification and quality assurance materials; (iii) databases, conversion, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iv) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; (v) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing; (vi) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing; and (vii) documentation, including user manuals, web materials, and architectural and design specifications and training materials, relating to any of the foregoing.

“Straddle Period” is defined in Section 5.7(a).

“Subsidiary” means, with respect to any Person: (a) any corporation of which more than 50% of the total voting power of all classes of capital stock (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (b) any Person other than a corporation of which at least a 50% of the equity interests (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by such Person directly or through one or more other Subsidiaries of such Person.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, ad valorem, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Authority” shall mean, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Taxes for such entity or subdivision.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to any Taxes required to be filed with any Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

“Trade Secrets” means all know-how, trade secrets, confidential information, customer lists, Software, databases, works of authorship, mask works, technical information, data, process technology, plans, drawings, blue prints, know-how, proprietary processes, formulae, algorithms, models, user interfaces, inventions, discoveries, concepts, ideas, techniques, methods, methodologies and, with respect to all of the foregoing, related confidential data or information.

“Working Capital Notice” is defined in Section 2.4(b).

1.2 Accounting Terms. Any accounting terms used in this Agreement shall, unless otherwise specifically provided, have the meanings customarily given to them in accordance with GAAP.

ARTICLE 2.

SALE AND TRANSFER OF PURCHASED EQUITY; CLOSING

2.1 Transfer of Purchased Equity. Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Purchased Equity to Buyer, and Buyer will purchase the Purchased Equity from Sellers.

2.2 Closing. The closing of the purchase and sale of the Purchased Equity provided for in this Agreement (the “Closing”) shall take place at 10:00 a.m. (local time) at the offices of Parent at 120 Eagle Rock Avenue, Suite 190, East Hanover, NJ 07936, no later than the next Business Day after all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have been satisfied or waived (other than those conditions that, by their terms, are to be satisfied or waived on the Closing Date), or such other date, time or place as shall be agreed to in writing by the Parties (the “Closing Date”). If the parties elect to consummate the transactions contemplated hereby at a time when it is no longer practicable to complete on the Closing Date the delivery of the any portion of the aggregate consideration consisting of cash or Parent Common Stock to be delivered at Closing, the Parties hereby agree that Buyer shall instruct its financial institution to commence a wire transfer of any such cash consideration to the Sellers, Closing Date Debt holder or Escrow Agent, as applicable, at the earliest possible time following the Closing and to instruct the transfer agent for the Common Stock of Parent to issue such Parent Common Stock consideration at the earliest possible time following the Closing; and if Buyer fails to do so within three business days of the Closing Date, Buyer shall be deemed to be in material breach of this Agreement and Sellers shall be entitled to elect rescission of this Agreement or Buyer’s specific performance of such obligations.

2.3 Aggregate Consideration for the Purchased Equity. At the Closing, pursuant to this Agreement, Buyer shall purchase the Purchased Equity from Sellers for the following aggregate consideration:

(a) The consideration paid by Buyer to Sellers for the Purchased Equity at the Closing (the “Closing Consideration”) will consist of the following:

(i) the Closing Cash Consideration, as adjusted pursuant to Section 2.4(a);

(ii) Convertible Subordinated Promissory Notes issued by Buyer and guaranteed by Parent in the aggregate principal amount of $3,000,000 (the “Note Consideration”), in the form attached hereto as Exhibit C (the “Note”) convertible into Parent Common Stock as provided therein; and

(iii) 34,129 shares of Common Stock of Parent (the “Closing Stock Consideration”).

(b) In addition to the Closing Consideration, Sellers shall have the opportunity to earn additional consideration as set forth in Section 2.6.

(c) No fraction of a share of Parent Common Stock will be issued, and no certificate or scrip for any such fractional shares will be issued. In the event that a portion of the consideration that a Seller would otherwise be entitled to receive pursuant to this Agreement includes a fraction of a share of Parent Common Stock, such fractional interest shall be rounded down to the next whole number of shares of Parent Common Stock.

2.4 Net Working Capital Adjustment.

(a) One Business Day prior to the Closing, Sellers shall deliver to Parent and Buyer the Closing Balance Sheet and a calculation of the Net Working Capital as of the Closing (the “Estimated Net Working Capital”). If the Estimated Net Working Capital exceeds the Maximum Target Net Working Capital (such excess, the “Estimated Excess Working Capital”), then Parent shall deliver to the Escrow Agent at the Closing an amount (the “Escrowed Excess”) in cash equal to 80% of the Estimated Excess Working Capital; or if the Estimated Net Working Capital as of the Closing Date is less than the Minimum Target Net Working Capital (such deficiency, the “Estimated Working Capital Deficiency”), then Parent, shall reduce the payment of the Closing Cash Consideration by an amount of cash (the “Escrowed Deficiency”) equal to the 80% of the Estimated Working Capital Deficiency and deliver such amount to the Escrow Agent at the Closing with a notice indicating whether the cash delivered represents an Escrowed Excess or an Escrowed Deficiency. The Escrow Agent shall hold the Escrowed Excess or the Escrowed Deficiency, as applicable, until directed to disburse such funds pursuant to the Escrow Agreement and Section 2.4(e).

(b) From and after the Closing Date, Parent and Buyer shall cooperate with Sellers and their authorized representatives so that Sellers may review the Final Closing Financial Data (as defined below) and all worksheets and other information used in the preparation thereof. Within 60 calendar days after the Closing Date, Parent shall deliver, or cause Buyer to deliver, to Sellers and the Escrow Agent a notice (the “Working Capital Notice”) of Parent’s determination of the Net Working Capital as of the Closing, including whether a Final Excess Working Capital or Final Working Capital Deficiency (each as defined below) exists, based upon the final financial statements of the Purchased Entities as of and for the period ending at the Closing, including a balance sheet and the related statements of income and cash flows for the period then ended, and including any liabilities of the Purchased Entities remaining following the 46th day after Closing with respect to the matters set forth in Section 5.5 or arising following the Closing Date with respect to the matters set forth in Section 5.6 (collectively, the “Final Closing Financial Data”). After receipt of the Working Capital Notice, Sellers shall have 30 calendar days to review the Final Closing Financial Data. If, prior to the expiration of such 30-day review period following delivery of the Working Capital Notice, Sellers do not notify Parent and the Escrow Agent of their objection to the Final Closing Financial Data (the “Post-closing Objection Notice”), the Working Capital Notice and the Final Closing Financial

Data as delivered by Parent shall be final, binding and conclusive with respect to the existence of either a Final Excess Working Capital or Final Working Capital Deficiency (as applicable).

(c) If Sellers deliver a Post-closing Objection Notice, Parent and Sellers shall, within 30 calendar days (or such longer period as the parties may agree in writing) following such notice, attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If, at the conclusion of such period, any amounts remain in dispute, then Parent and Sellers shall engage Deloitte & Touche LLC, or such other mutually agreed upon nationally recognized accounting firm (the “Neutral Auditor”), to resolve such dispute. Parent and Sellers each agree to execute, if requested by the Neutral Auditor, a reasonable engagement letter, including customary indemnities, in connection with any dispute under this Section. Parent and Sellers shall each pay the percentage of the amount of the fees and expenses of the Neutral Auditor equal to (x) the aggregate amount of the disputed matters submitted to the Neutral Auditor pursuant to this Section 2.4(c) that are not settled in favor of such Party (as finally determined by the Neutral Auditor), divided by (y) the aggregate amount of all disputed matters submitted to the Neutral Auditor pursuant to this Section 2.4(c). The Neutral Auditor shall act as an arbitrator to determine those issues still in dispute and only as to whether such amounts were arrived at in conformity with this Agreement. The Neutral Auditor’s determination shall be made within 45 days of its engagement, shall be set forth in a written statement delivered to Parent and Sellers and shall be final, binding and conclusive upon Parent and Sellers, and a declaratory judgment by a court of competent jurisdiction may be entered in accordance therewith.

(d) At such time as the amount of the Final Closing Financial Data is deemed final, binding and conclusive (the “Final Working Capital Determination”), either by (i) the expiration of 30 calendar days from receipt by Sellers of the Final Closing Financial Data without the delivery of a Post-closing Objection Notice or (ii) the mutual agreement or determination by the Neutral Auditor, then:

(i) if the Final Working Capital Determination exceeds the Maximum Target Net Working Capital (such excess, the “Final Excess Working Capital”), then the Escrow Agent shall deliver to Sellers as additional Consideration, pursuant to the Escrow Agreement, an amount in cash equal to the lesser of (A) the Escrowed Excess and (B) the Final Excess Working Capital, and if the Final Excess Working Capital exceeds the Escrowed Excess, then within five business days Parent or Buyer shall pay to Sellers an additional amount of cash equal to such excess; or

(ii) if the Final Working Capital Determination is less than the Minimum Target Net Working Capital (such deficiency, the Final Working Capital Deficiency”), then the Escrow Agent shall deliver to Parent, pursuant to the Escrow Agreement, an amount of cash equal to the lesser of (A) the Escrowed Deficiency the Final Working Capital Deficiency, and if Final Working Capital Deficiency exceeds the Escrowed Deficiency, then Seller shall pay to the Parent an additional amount of cash equal to such excess; or

(iii) if there is neither a Final Excess Working Capital nor Final Working Capital Deficiency (as indicated by the Final Working Capital Notice, as defined in Section 2.4(e) below), the Escrow Agent shall deliver the Escrowed Excess or Escrowed

Deficiency (1) to Parent if the notice accompanying the delivery of the escrowed cash indicated an Estimated Excess Working Capital or (2) to the Sellers if the notice accompanying the delivery of the escrowed cash indicated an Estimated Working Capital Deficiency.

(e) Promptly following the Final Working Capital Determination, but not more than five Business Days therefrom, Parent shall deliver to the Escrow Agent a written notice (the “Final Working Capital Notice”), which shall be signed by Parent and, if a Post-closing Objection Notice shall have been delivered, either Seller or the Neutral Auditor, identifying the Excess Working Capital, the Working Capital Deficiency or the absence of either.

2.5 Deposit of Escrowed Consideration. As required by the Escrow Agreement, Parent shall deliver or cause to be delivered to the Escrow Agent one or more stock certificates representing the Contingent Share Consideration (the “Escrowed Consideration”), which shares of Parent Common Stock shall be held by the Escrow Agent and, as may be reduced pursuant to certain indemnification obligations of Sellers pursuant to Article 6, and subsequently released pursuant to the terms and conditions of the Escrow Agreement. For all tax purposes, the Escrowed Consideration shall be treated as owned by Parent (and its successors) on and after Closing, so that all dividends and other income earned with respect to the Escrowed Consideration before release pursuant to the Escrow Agreement shall be deposited into escrow and considered for tax purposes to be income of Parent (or its successors), and the Escrow Agent shall report such interest or other income consistently therewith. If Parent shall either (i) subdivide, combine or consummate a similar transaction with respect to the outstanding shares of Parent Common Stock or (ii) issue a dividend with respect to the Parent Common Stock, whether such dividend consists of cash, shares of capital stock of Parent or other property, then any cash, additional shares of Parent capital stock or such other property issued with respect to the Escrowed Consideration shall be deemed to be part of the Escrowed Consideration.

2.6 Contingent Consideration Determination.

(a) Parent has agreed to place the Contingent Share Consideration into escrow as the Escrowed Consideration for the contingent benefit of Seller; provided, however, the parties hereto agree that the right of Sellers to receive the Contingent Share Consideration is expressly conditioned on the attainment by the Business of the metrics as set forth in this Section 2.6 and; provided, further that the entirety of the Contingent Share Consideration, including earned Contingent Share Consideration, shall remain in escrow as Escrowed Consideration until disbursed in accordance with the terms of the Escrow Agreement.

(b) 2007 Performance Metrics. If the Business achieves both (x) EBITDA for the 12 months ended December 31, 2007, equal to or greater than the 2007 EBITDA Performance Metric and (y) Revenue for the 12 months ended December 31, 2007, equal to or greater than the 2007 Revenue Performance Metric, then, (X) the portion of the Contingent Cash Consideration set forth in paragraph (i) of this subsection (b) and (Y) subject to any reduction pursuant to the terms of the Escrow Agreement or the provisions of Article 6 hereof, the portion of the Contingent Share Consideration set forth in paragraph (ii) of this subsection (b) below, and that amount of Restricted Parent Common Stock set forth in paragraph (iii) of this subsection (b) below, shall each be deemed earned:

(i) $850,000 in cash shall be earned by Sellers;

(ii) 11,945 shares of Parent Common Stock shall be earned by Sellers, subject to the terms of the Escrow Agreement and the provisions of Article 6 hereof; and

(iii) 17,064 shares of Restricted Parent Common Stock shall be earned, subject to the provisions of Article 6 hereof, and, following the expiration of the Indemnity Period, shall be issued to such individuals as determined by the Compensation Committee of the Board of Directors of Parent following input from Sellers.

(c) 2008 Performance Metrics. If the Business achieves both (x) EBITDA for the 12 months ended December 31, 2008, equal to or greater than the 2008 EBITDA Performance Metric and (y) Revenue for the 12 months ended December 31, 2008, equal to or greater than the 2008 Revenue Performance Metric, then subject to any reduction pursuant to the terms of the Escrow Agreement or the provisions of Article 6 hereof, the portion of the Contingent Share Consideration set forth in paragraph (i) of this subsection (c) below, and that amount of Restricted Parent Common Stock set forth in paragraph (ii) of this subsection (c) below, shall each be deemed earned:

(i) $150,000 in cash shall be earned by Sellers

(ii) 124,573 shares of Parent Common Stock shall be earned by Sellers, subject to the terms of the Escrow Agreement and the provisions of Article 6 hereof; and

(iii) 17,064 shares of Restricted Parent Common Stock shall be earned, subject to the provisions of Article 6 hereof, and, following the expiration of the Indemnity Period, shall be issued to such individuals as determined by the Compensation Committee of the Board of Directors of Parent following input from Sellers.

(d) Maximum 2008 Performance Metrics. If the Business achieves both (x) EBITDA for the 12 months ended December 31, 2008, equal to or greater than the Maximum 2008 EBITDA Performance Metric and (y) Revenue for the 12 months ended December 31, 2008, equal to or greater than the Maximum 2008 Revenue Performance Metric, then, (X) the portion of the Contingent Cash Consideration set forth in paragraph (i) of this subsection (d) and (Y) subject to any reduction pursuant to the terms of the Escrow Agreement or the provision of Article 6 hereof, the portion of the Contingent Share Consideration set forth in paragraph (ii) of this subsection (d) below shall each be deemed earned:

(i) $2,000,000 in cash shall be earned by Sellers; and

(ii) 68,259 shares of Parent Common Stock shall be earned by Sellers, subject to the terms of the Escrow Agreement and the provisions of Article 6 hereof.

(e) As used herein, the following terms shall have the respective meanings set forth below:

(i) “EBITDA” shall mean Buyer’s earnings before interest, taxes, depreciation and amortization. EBITDA shall be determined in accordance with GAAP applied consistently with the Purchased Entities’ past practices as reflected in the Financial Statements furnished Parent pursuant to Section 4.6. EBITDA shall not include (a) any corporate or group expenses, management fees, corporate overhead or similar items otherwise allocated to Buyer from time to time, (b) any costs incurred by Buyer, or allocated to Buyer, in connection with upgrading Buyer’s accounting/finance function or in any way related to Sarbanes Oxley related matters, (c) any expense for the costs of products or services provided to Buyer directly by Parent or any Affiliate of the Parent to the extent such expense is greater than the cost of purchasing substantially similar products or services from an unrelated third party, (d) any expense associated with any contract, expense or other matter that Buyer is required to undertake by Parent over the reasonable objection of Keith Hartman (“Hartman”) or the failure of Parent to approve any action of Buyer reasonably requested by Hartman, and (e) any expense related to the accrual or payment of Contingent Consideration under Section 2.6 of this Agreement or the accrual or issuance of equity compensation under Section 7.2 of this Agreement. All calculations of EBITDA contemplated hereby shall be made in a manner consistent with the terms hereof, and to the greatest extent applicable, in accordance the accounting principles applied in the audit of the financial statements of the Purchased Entities performed by PricewaterhouseCoopers in connection with this transaction, including the principles of revenue recognition summarized in Annex A hereto.

(ii) “Revenue” shall mean all revenue generated by Buyer from the sale of goods or services to any Person other than Parent or an operating division of Parent, plus (A) 50% of the revenue recorded by Parent or any of its Affiliates (other than Buyer) when Buyer has facilitated the delivery of that revenue to each Person, less (B) 50% of the revenue recorded by Buyer when Parent or any of its Affiliates (other than Buyer) has facilitated the delivery of that revenue to Buyer; in all cases related to (A) or (B) as reasonably determined in good faith. All calculations of Revenue contemplated hereby shall be made in a manner consistent with the terms hereof, and to the greatest extent applicable, in accordance the accounting principles applied in the audit of the financial statements of the Purchased Entities performed by PricewaterhouseCoopers in connection with this transaction, including the principles of revenue recognition summarized in Annex A hereto.

(f) Except as otherwise contemplated by this Agreement, from the Closing Date through December 31, 2008, Parent shall, or shall cause Buyer to (each an, “Operating Covenant”):

(i) preserve and maintain the ability to report the financial results of the Business on a stand-alone basis;

(ii) maintain the books of account and records of the Business in accordance the accounting principles applied in the audit of the financial statements of the Purchased Entities performed by PricewaterhouseCoopers in connection with this transaction, including the principles of revenue recognition summarized in Annex A hereto;

(iii) conduct the Business only in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, except for changes deemed by Parent to be commercially reasonable under the circumstances and not made by Parent in bad faith with the intent of depriving Sellers of the benefit of the Contingent Consideration provided for herein; and

(iv) calculate Revenue to include revenues on sales of products or services by Parent or its Affiliates on contracts also bid by Buyer, or would have been bid by Buyer but for Parent’s instructions not to bid thereon.

(g) No later than the fifth Business Day after the earlier of (i) the date Parent files its annual report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on Form 10-K for the year ended (x) December 31, 2007, with respect to the metrics set forth in Section 2.6(b) and (y) December 31, 2008, with respect to the metrics set forth in Sections 2.6(c) and 2.6(d), or any successor form promulgated by the SEC, or (ii) the date such Form 10-K is required to be filed with the SEC pursuant to the General Instructions to Form 10-K, or any successor form promulgated by the SEC (such earlier date in each case being referred to herein as the “Notice Delivery Date”), Parent or Buyer shall send to Sellers and the Escrow Agent a notice (the “Metric Notice”), which notice shall state the actual EBITDA and Revenue achieved by the Business and the number of shares of the Contingent Share Consideration earned by Sellers, which shares shall remain subject to Sellers’ indemnification obligations under Article 6).

(h)(i) Unless Sellers deliver to Parent and the Escrow Agent written notice of their disagreement with Parent’s determination of the actual EBITDA and/or Revenue achieved by the Business within 10 Business Days following the Notice Delivery Date (a “Metric Dispute Notice”), Parent’s determination of the EBITDA and Revenue achieved by the Business shall be conclusive and binding for all purposes with respect to the performance metrics for such period.

(ii) If a Metric Dispute Notice is delivered to Parent within such 10-Business Day period, the final determination with respect to the EBITDA and Revenue achieved by the Business shall be resolved in accordance with Section 2.6(i).

(i) In the event Sellers deliver a Metric Dispute Notice to Parent as set forth in Section 2.6(h) disputing the actual amount of the EBITDA and/or Revenue achieved by the Business, Parent and Sellers shall first use diligent good faith efforts to resolve such dispute. If they are unable to resolve the dispute within 10 Business Days after delivery of the Metric Dispute Notice, then the dispute shall be submitted to the Neutral Auditor to determine the appropriate amounts of the EBITDA and Revenue achieved by the Business. Parent and Sellers shall instruct the Neutral Auditor to make a decision as promptly as practicable. A determination by the Neutral Auditor as to the resolution of any dispute (including all procedural matters) shall be binding and conclusive upon the parties. A judgment of the determination made by the Neutral Auditor pursuant to this subsection may be entered into and enforced by any court having jurisdiction thereover. Each party shall bear its fees and expenses with respect to any proceeding under this paragraph, and the fees and expenses of the Neutral Auditor in connection with the resolution of disputes pursuant to this subsection shall be shared equally by Parent and Sellers. Notwithstanding anything to the contrary contained herein, the sole and exclusive remedy and dispute mechanism available to Sellers relating to the amount and calculation or payment of the EBITDA and Revenue achieved by the Business shall be as set forth in this Section 2.6.

(j) Following the final determination of the amount of EBITDA and Revenue achieved by the Business, as determined pursuant to Sections 2.6(h) and 2.6(i), Parent shall (A) deliver, within five Business Days, written notice of such final determination to Sellers and the Escrow Agent, which notice shall instruct the Escrow Agent to distribute the Escrowed Consideration pursuant to the terms and conditions of the Escrow Agreement, (B) deliver within five Business Days to Sellers the portion of the Contingent Cash Consideration earned hereunder.

2.7 Allocation of Consideration. The Closing Consideration and the Contingent Consideration, if any, shall be allocated among Sellers in proportion to the percentages set forth opposite each of Sellers name on Schedule 2.7 hereto.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

CONCERNING PARENT AND BUYER

Parent and Buyer jointly and severally represent and warrant to Sellers that:

3.1 Entity Status. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Buyer has the requisite respective power and authority to own or lease its properties and to carry on its business as currently conducted. Neither Parent nor Buyer is in breach of any provision of its respective Organizational Documents. Each of Parent and Buyer is qualified to do business in all jurisdictions where such qualification is required, except where the failure to be so qualified would not be, individually or in the aggregate, material. There is no pending or threatened Action for the dissolution, liquidation, insolvency, or rehabilitation of Parent or Buyer.

3.2 Power and Authority; Enforceability. Each of Parent and Buyer has the requisite power and authority to execute and deliver this Agreement, and to perform and consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Buyer of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent and Buyer, respectively, and by Parent as the sole stockholder of Buyer, and no other corporate action on the part of Parent or Buyer, respectively, is necessary to authorize the execution and delivery or performance by them of this Agreement or their consummation of the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by, and, assuming due authorization by Sellers, is enforceable against, each of Parent and Buyer, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

3.3 Consents and Approvals; No Defaults.

(a) Except as set forth on Schedule 3.3(a), no consents or approvals of, or filings or registrations with, any Governmental Entity or with any third party are required to be made or obtained by Parent or Buyer in connection with its respective execution, delivery or performance of this Agreement except for applicable requirements, if any, in connection with the Hart-Scott-Rodino Act and such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the antitrust or competition laws of any foreign country.

(b) Subject to receipt of the consents and approvals set forth on Schedule 3.3(a), and the making of the filings, referred to in Section 3.3(a), and the expiration of related waiting periods, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and compliance with the provisions hereof by Parent and Buyer, do not and will not (i) result in any breach of the terms, conditions, or provisions of the Organizational Documents of Parent or Buyer; (ii) result in a breach of any provisions of, or result in the creation or imposition of (or the obligation to create or impose) any Encumbrance under, any of the terms, conditions or provisions of any contract, Order or Permit to which Parent or Buyer is a party or by which it or any of its respective properties or assets may be bound or affected; or (iii) violate any Law or Order applicable to Parent or Buyer.

3.4 Operations of Buyer. Buyer was formed solely for the purpose of engaging in the transactions contemplated herein and neither has engaged in any business activities or conducted any operations other than in connection with such transactions.

3.5 Regulatory Approvals. Neither Parent nor Buyer has taken any action and has no knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any consents of a Governmental Entity necessary in connection with the consummation of the transactions contemplated by this Agreement.

3.6 Capitalization.

(a) Parent’s authorized capital stock consists of: 150,000,000 shares of Common Stock, $0.001 par value per share, of which 19,516,999 shares of Common Stock are issued and outstanding, and 15,000,000 shares of Preferred Stock, $0.001 par value per share, none of which are issued and outstanding. All of the issued and outstanding shares of Parent capital stock: (a) have been duly authorized and are validly issued, fully paid, and nonassessable, and (b) were issued in compliance in all material respects with all applicable state and federal securities Laws. Except as set forth on Schedule 3.6(a), there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or obligating Parent to issue or sell any shares of capital stock of, or other equity interests in, Parent. Schedule 3.6(a) sets forth for each outstanding warrant, the holder, the exercise price and number of shares for which such outstanding warrant is exercisable or convertible.

(b) Except for the Registration Rights Agreement dated as of July 27, 2007, entered into among Parent and certain of its stockholders, Parent is not under any contractual obligation to register any of its presently outstanding securities or any of its securities which may hereinafter be issued.

3.7 Parent SEC Reports; Financial Statements.

(a) Parent has filed all registration statements, forms, reports and other documents required to be filed by Parent with the Securities Exchange Commission since October 5, 2006. All such registration statements, forms, reports and other documents (including those that Parent may file after the date hereof until the Closing) are referred to herein as the “Parent SEC Reports.” The Parent SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Parent is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Parent SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of the Parent and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Parent and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated, unaudited balance sheet of Parent and its subsidiaries as of June 30, 2007 is referred to herein as the “Parent Balance Sheet.”

(c) Except as set forth in the Parent Balance Sheet, Parent and its Subsidiaries have no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the Ordinary Course of Business subsequent to June 30, 2007, and (ii) obligations under contracts and commitments incurred in the Ordinary Course of Business and not required under GAAP to be reflected in the Parent Balance Sheet which, in both cases, individually or in the aggregate, are not material to the assets, properties, financial condition or operating results of Parent and its Subsidiaries in the aggregate.

3.8 Compliance with Laws. Parent and its Subsidiaries are in compliance in all material respects with all applicable Laws and Orders. Neither Parent nor any of its Subsidiaries has received any written notice, and to the knowledge of Parent, neither Parent nor any of its Subsidiaries has received any oral notice from any Governmental Authority claiming any violation or potential violation of any Law or Order other than violations which are not, individually or in the aggregate, material.

3.9 Litigation. Except as disclosed on Schedule 3.9, there is no pending or, to the knowledge of Parent, threatened, Action, whether private or public, affecting Parent or any of its Subsidiaries which could affect the enforceability of this Agreement or which could reasonably be expected to result in a Material Adverse Effect. With respect to each such Action disclosed on Schedule 3.9, copies of all pleadings, filings, correspondence with opposing parties and their counsel, opinions of counsel, results of studies, judgments, orders, attachments, impositions of or recordings of Encumbrances and other documents have been made available to Sellers. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order. There is no Action that Parent or any of its Subsidiaries currently intends to initiate.

3.10 Financing. Buyer shall have at the Closing, sufficient funds to pay the consideration in connection with this Agreement.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

CONCERNING THE PURCHASED ENTITIES AND SELLERS

The Sellers jointly represents and warrants to Parent and Buyer that:

4.1 Corporate Status. Each of the Purchased Entities is duly organized, validly existing, and in good standing as the type of entity under the Laws of the state of organization as listed on Schedule 4.1. Each of the Purchased Entities is duly qualified to conduct its business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not be, individually or in the aggregate, material. Schedule 4.1 sets forth each jurisdiction in which each Purchased Entity is so qualified. Sellers have delivered or made available to Parent correct and complete copies of the Organizational Documents of each Purchased Entity, as amended to date. None of the Purchased Entities is in breach of any provision of its Organizational Documents. There is no pending or threatened Action for the dissolution, liquidation, insolvency, or rehabilitation of any Purchased Entity.

4.2 Authority; Enforceability. This Agreement constitutes the legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Upon execution and delivery by the Sellers, respectively, of the Notes, the Adoption Agreements (as contemplated by the Registration Rights Agreement), the employment agreement of Keith Hartman (in the form attached hereto as Exhibit G) and the Escrow Agreement (collectively, the “Sellers’ Closing Documents”), the respective Sellers’ Closing Documents will constitute the legal, valid and binding obligations of the respective Sellers, enforceable against the respective Sellers in accordance with their respective terms. Sellers, respectively, have the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the respective Sellers’ Closing Documents and to perform their respective obligations under this Agreement and the respective Sellers’ Closing Documents.

4.3 Consents and Approvals; No Defaults.

(a) No consents or approvals of, or filings or registrations with, any Governmental Entity are required to be made or obtained by Sellers or any Purchased Entity in connection with the execution, delivery or performance by Sellers of this Agreement except for applicable requirements, if any, in connection with the Hart-Scott-Rodino Act and such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the antitrust or competition laws of any foreign country.

(b) Except for the Consents with respect to Contracts set forth on Schedule 4.3(b), the execution, delivery and performance of this Agreement, and the Sellers’ Closing Documents and the consummation of the transactions contemplated hereby and thereby, and compliance with the provisions hereof and thereof do not and will not (i) result in any breach of the terms, conditions, or provisions of, the respective Organizational Documents of any Purchased Entity or any Material Contract; (ii) result in a breach of any provisions of, or result in the creation or imposition of (or the obligation to create or impose) any Encumbrance upon any of the properties or assets of any Purchased Entity under, any of the terms, conditions or provisions of any Material Contract, Order or Permit to which any Purchased Entity is a party or by which it or any of its respective properties or assets may be bound or affected; (iii) require payment by, or the creation of any obligation (absolute or contingent) to pay on behalf of, any Purchased Entity, any severance, “stay bonus,” “transaction bonus,” termination, “golden parachute,” “parachute payment” or “excise parachute payment” as defined in Section 280G of the Code or similar payment pursuant to any employment or other Contract, (iv) result in the acceleration or vesting of any other rights of any Person to any benefits under any Employee Benefit Plans or (v) violate in any material respect any Law or Order applicable to any Purchased Entity.

(c) Sellers are acquiring the Share Consideration and Notes for their own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Each Seller is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act.

4.4 Capitalization. Immediately prior to the Closing, capitalization of each of the Purchased Entities is as set forth on Schedule 4.4. All of the issued and outstanding member interests or shares, as applicable, of the Purchased Entities: (a) have been duly authorized and are validly issued, fully paid, and nonassessable, and (b) were issued in compliance in all material respects with all applicable state and federal securities Laws. There are no options, warrants, convertible securities, stock appreciation rights, “phantom” stock interests, or other rights (contingent or otherwise), agreements, arrangements or commitments of any character relating to the issued or unissued equity of the Purchased Entities or obligating any Purchased Entity to issue or sell any equity interests in a Purchased Entity. Without limiting the generality of the foregoing, that certain Public Energy Solutions, LLC, Long Term Incentive Plan, dated effective January 1, 2005, has been terminated in its entirety, and none of the Sellers, the Purchased Entities, Parent and Buyer (nor any Affiliates, successors or permitted assigns of Parent or Buyer) has, or will have, any obligation, commitment or liability (whether accrued, absolute, contingent or otherwise, known or unknown, and whether due or to become due or asserted or unasserted) and no Person has any interest, claim, share, value, benefit or other right (contingent or otherwise) in any way arising out of or related to the aforementioned plan or any similar plan, grant, agreement, arrangement or commitment of any of the Sellers or the Purchased Entities.

Neither Seller is a party to any (i) contract or other agreement that could require such Seller to sell, transfer or otherwise dispose of any equity interest in a Purchased Entity (other than this Agreement) or (ii) other contract or other agreement with respect to the equity interests of any Purchased Entity.

4.5 PES Subsidiary. PES NY, LLC holds of record and owns beneficially all of the outstanding equity interests of the PES Subsidiaries. There are no options, warrants, convertible securities, stock appreciation rights, “phantom” stock interests, or other rights (contingent or otherwise), agreements, arrangements or commitments of any character relating to the issued or unissued equity interests of the PES Subsidiary or obligating the PES Subsidiary to issue or sell any equity interests in the PES Subsidiary.

4.6 Financial Statements. Sellers have furnished to Parent copies of the following financial statements of the Purchased Entities (collectively, the “Financial Statements”), together with copies of all work papers relating to the Financial Statements as requested by Parent: (a) unaudited consolidated balance sheet as of December 31, 2005, and the related unaudited consolidated statements of operations and cash flow for the fiscal year then ended, (b) the unaudited consolidated balance sheet as of December 31, 2006, and the related unaudited consolidated statements of operations and cash flow for the fiscal year then ended, and (c) the unaudited consolidated balance sheet as of July 31, 2007 (the July 31, 2007 balance sheet being the “Balance Sheet”), and the related unaudited consolidated statements of operations and cash flow for such year-to-date period. The Financial Statements have been prepared in accordance with GAAP (subject, in the case of interim financial statements, to normal year-end adjustments and the absence of footnotes) applied on a consistent basis throughout the periods indicated and fairly present the financial condition and results of operations of the Purchased Entities as of the respective dates thereof and the results of operations and cash flows for the respective periods covered thereby. Except as set forth in the Financial Statements, the Purchased Entities have no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the Ordinary Course of Business subsequent to July 31, 2007, (ii) obligations under contracts and commitments incurred in the Ordinary Course of Business and not required under GAAP to be reflected in the Financial Statements which, in both cases, individually or in the aggregate, are not material to the assets, properties, financial condition or operating results of the Purchased Entities in the aggregate, or (iii) obligations under Contracts and other liabilities described on the disclosure schedules hereto.

4.7 Absence of Certain Changes or Events. Since the date of the Balance Sheet, the business of the Purchased Entities has been conducted only in the Ordinary Course of Business and there has been no Material Adverse Change. Without limiting the generality of the foregoing, since the date of the Balance Sheet or as set forth on Schedule 4.7, no Purchased Entity has:

(a) borrowed any amount or incurred any material expenses or obligations of any kind (whether contingent or otherwise), except in the Ordinary Course of Business or in connection with the transactions contemplated hereunder;

(b) entered into any material transactions or waived any material rights or entered into any transactions or waived any rights other than in the Ordinary Course of Business;

(c) sold, transferred, disposed of, or agreed to sell, transfer, or dispose of, any of its assets, properties, Intellectual Property, other than in the Ordinary Course of Business;

(d) suffered the loss, damage or destruction of any material asset or property (whether or not covered by insurance);

(e) declared, set aside or paid any dividend or other distribution or payment (whether in cash, equity interests or property) with respect to the equity securities of any Purchased Entity or made any redemption purchase or other acquisition of any of the securities of any Purchased Entity, or made any other payment to any holder of any equity interest in any Purchased Entity in its capacity as an equity holder;

(f) sold, assigned, leased, licensed or transferred (other than in the Ordinary Course of Business) any Intellectual Property of any Purchased Entity;

(g) entered into any commitment (contingent or otherwise) to do any of the foregoing; or

(h) made or changed any Tax election or Tax accounting period, or adopted or changed any method of Tax accounting; amended any Tax returns; entered into any closing agreement, pre-filing agreement or advance pricing agreement; settled or compromised any Tax claim, notice, audit or assessment; surrendered any right to claim a Tax refund, offset or other reduction in Tax liability; entered into any Tax sharing, Tax indemnity or Tax allocation agreement or similar arrangement; or granted any waiver or extension of the period of limitations applicable to any Taxes.

4.8 Title to and Condition of Properties. Except as disclosed on Schedule 4.8, The Purchased Entities have good, valid, marketable and indefeasible title to all material tangible properties and assets (real and personal) other than leased assets, used by the Purchased Entities in their respective businesses, free and clear of all Encumbrances. No Purchased Entity currently owns any real property. Each Purchased Entity has a valid leasehold interest in or a valid license to use all of the property leased or licensed by it used in its business, free and clear of all Encumbrances and no Purchased Entity is in material breach or violation of any such lease or license that would (i) cause the termination of such lease or license or (ii) trigger an obligation on the part of a Purchased Entity to make a payment to the counter party to the lease or license that has not been specifically disclosed in writing to Parent and its counsel. The assets of the Purchased Entities (whether owned or leased) are in good operating condition and repair (normal wear and tear expected), are free from material defects (patent and latent), are suitable for the purposes for which they are currently used and are not in need of material maintenance or repairs except for ordinary routine maintenance and repairs.

4.9 Compliance with Laws. The Purchased Entities are in compliance in all material respects with all applicable Laws and Orders. No Purchased Entity has received any written or oral notice from any Governmental Authority claiming any violation or potential violation of any Law or Order other than violations that are not, individually or in the aggregate, material.

4.10 Litigation. Except as disclosed on Schedule 4.10, there is no pending or, to Sellers’ knowledge, threatened, Action, whether private or public, affecting any Purchased Entity that could affect the enforceability of this Agreement or which could reasonably be expected to result in a Material Adverse Effect. With respect to each such Action disclosed on Schedule 4.10, copies of all pleadings, filings, correspondence with opposing parties and their counsel, opinions of counsel, results of studies, judgments, orders, attachments, impositions of or recordings of Encumbrances and other documents have been made available to Parent. No Purchased Entity is subject to any outstanding Order. There is no Action that any Purchased Entity currently intends to initiate.

4.11 Material Contracts. Except as set forth on Schedule 4.11, none of the Contracts includes:

(a) Any agreement, contract or commitment that involves the performance of services by any Purchased Entity of an amount or value (as measured by the revenue reasonably expected to be derived therefrom during the 12 months ended December 31, 2007) in excess of $50,000 annually;

(b) Any agreement, contract or commitment that involves the payment by any Purchased Entity of more than $25,000 annually;

(c) Any agreement, indenture or other instrument that contains restrictions with respect to payment of dividends or any other distribution in respect any equity interest in a Purchased Entity;

(d) Any written employment contracts or independent contractor agreements (including any collective bargaining contract or union agreement) relating to employees or independent contractors which may not be immediately terminated without penalty (or any augmentation or acceleration of benefits);

(e) Any leases with respect to any property, real or personal, except for leases of personal property involving less than $50,000 per year;

(f) Any agreement, contract or commitment to be performed relating to capital expenditures in excess of $50,000;

(g) Any agreement, indenture or instrument relating to indebtedness of any Purchased Entity for borrowed money or the deferred purchase price of property (excluding trade payables in the Ordinary Course of Business);

(h) Any loan or advance to or investment in, any Person, or any agreement, contract or commitment relating to the making of any such loan, advance or investment or any agreement, contract or commitment involving a sharing of profits;

(i) Any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person;

(j) Any agreement, contract or commitment that grants any person or entity the exclusive right to sell products or services;

(k) Any agreement, contract or commitment that purports to limit the freedom of any Purchased Entity to compete in any line of business or to conduct business in any geographic location;

(l) Any agreement, contract or commitment entered into outside any Purchased Entity’s Ordinary Course of Business;

(m) Any agreement, contract or commitment that involves interest rate swaps, cap or collar agreements, commodity or financial future or option contracts or similar derivative or hedging contracts; or

(n) Any agreement, contract or commitment related to profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, “golden parachute” or other similar agreement for the benefit of its current or former directors, officers, employees or other service provider.

Sellers have made available to Parent complete and accurate copies of all of the foregoing Contracts. All of the Contracts are legal, valid and binding obligations of the applicable Purchased Entity, and is in full force and effect. The applicable Purchased Entity has duly performed all of its material obligations under each Contract to the extent those obligations have accrued and no material default, violation, or breach by the applicable Purchased Entity, or, to Sellers’ Knowledge, any other party, under any Contract has occurred that affects the enforceability of such Contract or any parties’ rights thereunder, including rights of termination, modification and acceleration.

4.12 Intellectual Property.

(a) The Intellectual Property owned by the Purchased Entities (“Owned Intellectual Property”) or licensed for use by the Purchased Entities (“Licensed Intellectual Property”) encompasses all material proprietary rights necessary for the conduct of the business of the Purchased Entities as presently conducted and as presently proposed to be conducted in the future. Each item of Owned Intellectual Property and Licensed Intellectual Property (collectively, the “PES Intellectual Property”) immediately prior to the Closing hereunder will be owned or available for use on substantially the same terms and conditions immediately subsequent to the Closing hereunder. The Purchased Entities, as applicable, own the entire right, title and interest in and to all of the Owned Intellectual Property, free and clear of all Encumbrances, and has the right to use the Licensed Intellectual Property pursuant to the terms of the applicable license agreement. There are no Actions pending (i.e., filed) or, to Sellers’ Knowledge, threatened, asserting the invalidity, misuse, infringement or unenforceability of any of the PES Intellectual Property. Schedule 4.12(a) sets forth all of the Registered Intellectual Property constituting a part of the PES Intellectual Property.

(b) Except as set forth on Schedule 4.12(b) hereto, to Sellers’ Knowledge, no Purchased Entity infringes upon or misappropriates (or has infringed upon or misappropriated) any intellectual property, proprietary or other rights of any third parties, nor does the business of any Purchased Entity as presently conducted and as reasonably contemplated to be conducted in the future so infringe, other than any such infringement or misappropriation that would not be, individually or in the aggregate, material. Except as set forth on Schedule 4.12(b), to Sellers’ Knowledge, no third party has infringed upon or misappropriated in any material respect any rights of any Purchased Entity with respect to the PES Intellectual Property.

(c) Except pursuant to such inbound license agreement that are set forth in Schedule 4.12(c) hereto, no Purchased Entity has any obligation to compensate or account to any third party for the use of any of the PES Intellectual Property. No event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time) will or could reasonably be expected to give any third party the right to declare a default or breach or to exercise any remedy or trigger any indemnification obligation under any license agreement authorizing any Purchased Entity from using the PES Intellectual Property.

(d) Except as set forth in Schedule 4.12(d), no Purchased Entity has entered into any agreement requiring any Purchased Entity to place any of the source code related to the Owned Intellectual Property or related to any Software owned by a Purchased Entity (the “PES Software”) in escrow so that a licensee might obtain access to it upon the occurrence of any release condition, and no third party has asserted any right to access any source code related to any of the Owned Intellectual Property or the PES Software pursuant to any release provision of any source code escrow provisions or agreements. No such release condition in any such agreement will occur as a result of this Agreement or the transactions contemplated herein.

(e) All use and distribution of any product or service of the Purchased Entities (which shall, as used herein, include any PES Software) that contains, links to or integrates any Copyleft Materials by or through any Purchased Entity is in compliance in all material respects with all Open Source Licenses applicable thereto, including without limitation all copyright notice and attribution requirements. Schedule 4.12(e)(i) lists all Open Source Materials used by any Purchased Entity in any of their products or services, including without limitation in development or testing thereof, and describes (1) the manner in which such Open Source Materials were used, (2) whether (and, if so, how) the Open Source Materials were modified by or for the applicable Purchased Entity, (3) whether the Open Source Materials were distributed by or for a Purchased Entity, and (4) how such Open Source Materials are integrated with or interact with the products or services of such Purchased Entity. Except as set forth in Schedule 4.12(e)(ii), no Purchased Entity has: (i) incorporated Open Source Materials into, or combined Open Source Materials with, any of the products or services of any Purchased Entity; (ii) distributed Open Source Materials in conjunction with or for use with any of the products or services of any Purchased Entity; or (iii) used Copyleft Materials in a manner that (I) requires the of the products or services of any Purchased Entity, any portion thereof, or any other PES Intellectual Property to be subject to Copyleft Licenses (or any of the obligations or attributes thereof as specified in (i) through (iv) of the definition thereof); or (II) causes any Trade Secret of any Purchased Entity to become publicly disclosed.

(f) All of the registrations and pending applications to governmental or regulatory bodies Owned Intellectual Property or any Intellectual Property purported to be owned by any Purchased Entity have been timely and duly filed, prosecution for such applications has been attended to, all maintenance and related fees have been paid and the applicable Purchased Entity has taken all other actions required to maintain their validity and effectiveness. No loss or expiration of any such Intellectual Property is pending or, to Sellers’

Knowledge, threatened or reasonably foreseeable except for the expiration of the natural statutory term with respect to any such Intellectual Property. Schedule 4.12(f) sets forth all actions that must be taken by Parent within 90 days from the date hereof, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates for the purpose of maintaining, perfecting or preserving or renewing any Intellectual Property registered or applied for by any Purchased Entity. No Purchased Entity has claimed any status in the application for or registration of any Owned Intellectual Property, including “small business status,” that would not be applicable to Parent. The Purchased Entities have taken all steps reasonably necessary or appropriate (including, entering into written confidentiality and nondisclosure agreements with officers, directors, subcontractors, employees, licensees and customers in connection with the business of the applicable Purchased Entity) to safeguard and maintain the secrecy and confidentiality of Trade Secrets that are material to the business of the Purchased Entities as it is presently conducted or reasonably expected to be conducted in the future. Without limiting the foregoing, (i) there has been no misappropriation of any Trade Secrets or other confidential materials used in connection with the business of the Purchased Entities as it is presently conducted or reasonably expected to be conducted in the future; (ii) no employee, independent contractor or agent of any Purchased Entity has misappropriated any Trade Secrets of any other Person in the course of performance as an employee, independent contractor or agent of such Purchased Entity; and (iii) no employee, independent contractor or agent of any Purchased Entity in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of the PES Intellectual Property. No Purchased Entity has made any submission or suggestion to, and is not subject to any agreement with, any standards body or other entity that would obligate any Purchased Entity to grant licenses to or otherwise impair or limit its control of the PES Intellectual Property. No funding, facilities, or personnel of any governmental entity or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any of the Owned Intellectual Property.

(g) Except as set forth on Schedule 4.12(g), all Owned Intellectual Property (or Intellectual Property purported to be owned by the Purchased Entities) has been: (i) developed by employees of the Purchased Entities within the scope of their employment; (ii) developed by independent contractors who have irrevocably assigned their rights to the applicable Purchased Entity pursuant to valid and enforceable written agreements; or (iii) otherwise acquired by the Purchased Entities from a third party who assigned all proprietary rights and ownership in such Intellectual Property it has developed on the applicable Purchased Entity’s behalf to such Purchased Entity. In each case in which the Purchased Entities have acquired ownership of any Intellectual Property from any person, the applicable Purchased Entity has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to such Purchased Entity, and, to the maximum extent provided for by and required to protect the Purchased Entities’ ownership rights in and to such Intellectual Property in accordance with applicable laws, the Purchased Entities have recorded each such assignment of the Intellectual Property with the relevant governmental or regulatory authority, including but not limited to the United States Patent and Trademark Office. It is not and will not be necessary to utilize any Intellectual Property of any of any Purchased Entity’s employees (past or present) developed, invented or made prior to their employment by any Purchased

Entity, except for any such Intellectual Property that has previously been assigned to the applicable Purchased Entity. All of the personnel, including employees, consultants and contractors, of the Purchased Entities (or their predecessors), as of the date of this Agreement and at any time during the 12 months immediately prior to the date of this Agreement, who have contributed to or participated in the conception and/or development or enhancement of the PES Intellectual Property have executed an assignment agreement in favor of the applicable Purchased Entity.

(h) Each Purchased Entity has in place commercially reasonable measures, which are at least as secure as required by applicable laws, to protect the privacy of customer financial and other confidential information. The Purchased Entities’ use and dissemination of any and all data concerning users of its web sites is in compliance with all applicable privacy policies, terms of use and laws.

4.13 Employment Matters. Schedule 4.13 sets forth a complete and accurate list of each employee of the Purchased Entities and current annual rates of salary of all such employees (the “Employees”). There are no collective bargaining agreements with any union or other bargaining group for any employees of the Purchased Entities, nor, to Sellers’ Knowledge, has there been any union organizational efforts involving such employees during the past five years. With respect to all employees, the Purchased Entities are in compliance in all material respects with all applicable provisions of Law pertaining to the employment and terminating of employees, including all applicable Laws relating to labor relations, equal employment practices, fair employment practices, entitlements, prohibited discrimination, terms and conditions of employment, employment safety, wages and hours, independent contractor classification, over-time exemption and non-exemption classification, withholding requirements, or other similar employment or hiring practices or acts, and none of the Purchased Entities is engaged in any unfair labor practice or is a party to any Action involving a material violation or alleged material violation of any of the foregoing Laws. Sellers are not aware that any officer or key employee, or any group of employees, intends to terminate their employment with an applicable Purchased Entity.

4.14 Employee Benefit Plans.

(a) Set forth on Schedule 4.14(a) is an accurate and complete list of each Employee Benefit Plan maintained within any jurisdiction of the United States. With respect to such U.S.-based Employee Benefit Plans: (i) each Employee Benefit Plan is in material compliance with applicable Law and has been adopted, administered and operated in all material respects in accordance with its terms and in material compliance applicable Law; (ii) no Employee Benefit Plan is or was at any time a “multiemployer plan” within the meaning of Section 3(37) of ERISA; (iii) no Purchased Entity, any ERISA Affiliate, nor, to Sellers’ Knowledge, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any action, conduct or transactions in connection with any Employee Benefit Plan that is a “prohibited transaction” or otherwise could reasonably be expected to result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code; (vi) except as set forth in Schedule 4.14(a), no Employee Benefit Plan provides for post-employment or retiree welfare benefits, except to the extent required by

Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code; (iv) all contributions required to be made to each Employee Benefit Plan have been timely made; and (v) no claim, action or litigation is pending or, to Sellers’ Knowledge, threatened with respect to any Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of such claims which were denied).

(b) There has been no amendment to, written interpretation or announcement (whether or not written) by any Purchased Entity or any ERISA Affiliate relating to, or change in employee participation or coverage under any Employee Benefit Plan that would increase materially the expense of maintaining such Plan above the level or expense incurred in respect of such Plan for the most recent plan year.

(c) Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination letter from the IRS, and, to Sellers’ Knowledge, there are no facts or circumstances that could reasonably be expected to result in the loss of such qualification.

(d) Except as set forth on Schedule 4.14(d), neither the execution and delivery of this Agreement, nor the performance by Sellers of their obligations hereunder, will, either alone or in combination with any other event, (1) constitute an event under any Employee Benefit Plan that will or may result in any payment (severance or otherwise), acceleration, forgiveness of debt, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or director of any Purchased Entity or any ERISA Affiliate or (2) result in the triggering or imposition of any restrictions or limitations on the right of any Purchased Entity or Parent to amend or terminate any Employee Benefit Plan and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes.

(e) Sellers have made available to Parent with respect to each Employee Benefit Plan, a true, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) the most recent documents constituting the Employee Benefit Plan and all amendments thereto, (ii) any related trust agreement or other funding instrument; (iii) the most recent IRS determination letter; (iv) the most recent summary plan description, summary of material modifications and any other written communication (or a description of any oral communications) by any Purchased Entity or any ERISA Affiliate to its employees concerning the extent of the benefits provided under a Employee Benefit Plan; (v) the three most recent (A) Forms 5500 and attached schedules, and (B) audited financial statements; (vi) for the last three years, all correspondence with the IRS, the Department of Labor and any other Governmental Entity regarding the operation or the administration of any Employee Benefit Plan; and (vii) any other documents in respect of any Employee Benefit Plan reasonably requested by Parent.

(f) The amount payable as incentive compensation to the employees of the Purchased Entities and the PES Subsidiary pursuant such employees terms of employment will not exceed $275,000 for the fiscal year ending December 31, 2007.

4.15 Permits. Each Purchased Entity holds all Permits needed to lawfully conduct its business as presently conducted, the lack of which could reasonably be expected to result in a Material Adverse Effect. Schedule 4.15 contains a true and complete list of all such Permits, exclusive of any Permits with respect to state or local sales, use or other Taxes. All of the Permits are in full force and effect and no Action or claim is pending nor, to Sellers’ Knowledge, is threatened to revoke or terminate any Permit or declare any Permit invalid in any material respect. Each applicable Purchased Entity has taken all necessary action to maintain such Permits.

4.16 Accounts Receivable. All notes and accounts receivable of each Purchased Entity set forth on the Balance Sheet, or arising since the date thereof, are (a) valid, bona fide claims against debtors for sales and deliveries of goods, performance of services and other transactions in the Ordinary Course of Business, and (b) to Sellers’ Knowledge, are not subject to any defenses, set-offs or counterclaims, in excess of the reserve for accounts receivable set forth on the Balance Sheet. Each applicable Purchased Entity has fully performed all obligations with respect thereto which it was obligated to perform to the date hereof.

4.17 Taxes. As of the Closing Date, the Purchased Entities have filed or caused to be filed, within the times and in the manner prescribed by Applicable Tax Law, all Tax Returns that are required to be filed by, or with respect to, any Purchased Entity. Such Tax Returns reflect accurately all liability for Taxes of the Purchased Entities for the periods covered thereby. Except as set forth on Schedule 4.17, all Taxes payable or withholdable by, or due from, any Purchased Entity (whether or not required to be shown on a Tax Return) for all periods prior to the Closing Date have been fully paid or adequately disclosed and fully provided for in the books and financial statements of the applicable Purchased Entity. Except as set forth on Schedule 4.17, no Purchased Entity is the beneficiary of any extension of time within which to file any Tax Return. Except as set forth on Schedule 4.17, there has been no examination of any Tax Return of any Purchased Entity, and no Purchased Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Except as set forth on Schedule 4.17, no claim has ever been made in writing by any Governmental Authority in a jurisdiction where no Purchased Entity files a Tax Return that any Purchased Entity is or may be subject to taxation by that jurisdiction. There are no liens (other than Permitted Liens) for taxes upon any assets of any Purchased Entity. The Purchased Entities do not own, directly or indirectly, any interest in any entity classified as a partnership for United States federal income Tax purposes. Except as set forth on Schedule 4.17, no Purchased Entity has entered into any agreement, contract, arrangement or plan that (i) has resulted in or could result in the payment by any Purchased Entity or by Parent or its Affiliates, of an amount that is not deductible or would not be deductible or otherwise constitute an “excess parachute payment” within the meaning of Section 280G of the Code (or any similar provision of state, local or foreign law); or (ii) is or would be subject to the imposition of an excise tax under Section 4999 of the Code. All plans or benefit arrangements of the Purchased Entities are in material compliance with all applicable requirements of Section 409A of the Code, and no Purchased Entity has any material liability resulting from any material noncompliance with the applicable requirements of Section 409A of the Code. Since April 26, 2001, no Purchased Entity has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law) filing a consolidated federal income Tax Return nor has any material liability for Taxes of any person (other than itself) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. All formal or informal Tax sharing, Tax allocation and Tax indemnity arrangements, if any, will terminate prior to Closing and the Purchased Entities will not have any liability or benefit thereunder on or after Closing, unless otherwise directed by the Parent. No Purchased Entity will be required to include in post-closing income any amount resulting from a change in accounting method, installment sale, inter-company transaction or excess loss account. No Purchased Entity has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Set forth on Schedule 4.17 is each audit, proceeding or examination by any Tax Authority of the Taxes of any Purchased Entity for the past five years. Sellers have furnished to the Parent copies of all documents and correspondence relating to such audits, proceedings and examinations. No powers of attorney or other authorizations are in effect that grant to any person the authority to represent any Purchased Entity in connection with any Tax matter or proceeding, and any such powers of attorney or other authorizations shall be revoked as of the Closing Date.

4.18 Environmental Laws.

(a) No Purchased Entity has generated, used, treated or stored any Hazardous Materials on any PES Property, except for quantities used or stored on such property in compliance with Environmental Laws.

(b) No Purchased Entity has released or disposed of any Hazardous Materials on any PES Property, except for quantities released or disposed of on such Property in compliance with Environmental Laws.

(c) The Purchased Entities are in compliance in all material respects with Environmental Laws and the requirements of permits issued under such Environmental Laws.

(d) As used in this Section 4.18, the following terms shall have the meanings set forth below:

(i) “Hazardous Materials” means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (B) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any applicable Environmental Law.

(ii) “Environmental Law” means any applicable federal, state, foreign or local statute, law, rule, regulation, ordinance, code, policy or rule of common law in effect and in each case as amended as of the Closing Date, and any judicial or administrative interpretation thereof as of the Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as

amended, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; and their state and local counterparts and equivalents.

(iii) “Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

4.19 Insurance. Schedule 4.19 sets forth a list of all insurance policies, letters of credit and surety bonds covering or relating to the Purchased Entities and their assets. Sellers have provided or made available to Parent a copy of each such policy, letter of credit or bond, each of which is in full force and effect. With respect to each such insurance policy: (i) the policy is enforceable against the applicable Purchased Entity and, to Sellers’ Knowledge, against the insurer; (ii) except as set forth in Schedule 4.19, the policy will continue to be so enforceable on identical terms immediately following the consummation of the transactions contemplated by this Agreement as such policies were enforceable immediately prior to the consummation of the transactions contemplated by this Agreement; (iii) the Purchased Entities, as applicable, are not (and, to Sellers’ Knowledge, no counter-party is) in breach of such policies (including with respect to the payment of premiums or the giving of notices); any notices required to be given to insure coverage for a given claim under the policies have been given; no event has occurred with respect to the Purchased Entities that, with notice or the lapse of time, would constitute a breach under the policies; and no event has occurred with respect to the insurer that, with notice or lapse of time, would constitute a breach under the policies; and (iv) no Purchased Entity has, and to Sellers’ Knowledge, no counter-party has, repudiated any provision of such insurance policies. The Purchased Entities are currently covered by insurance in scope and amount customary and reasonable for the businesses in which they are engaged.

4.20 Customers and Partners. Schedule 4.20 sets forth the name of each of the top 20 customers of the Purchased Entities based on consolidated revenues for (i) the 12 months ended as of each of December 31, 2005 and December 31, 2006 and (ii) the six months ended as of June 30, 2007 (the “Customers”). Except as set forth on Schedule 4.20, since June 30, 2007, (i) no Customer has canceled or otherwise terminated its relationship with an applicable Purchased Entity, (iii) no Customer has delivered written notice specifically stating that such Customer plans to terminate or materially decrease it usage or purchase of the services of a Purchased Entity, and (iv) to Sellers’ Knowledge, there is no threatened termination, cancellation or adverse modification or change in the business relationship between any Customer and any of the Purchased Entities.

4.21 Related Party Transactions. No employee, officer or director of any Purchased Entity, or member of his or her immediate family, is indebted to any Purchased Entity, nor is any Purchased Entity indebted (or committed to make loans or extend or guarantee credit) to any of them. To Sellers’ Knowledge, none of such persons has any direct or indirect material ownership interest in any firm or corporation with which any Purchased Entity is affiliated or with which any Purchased Entity has a business relationship, or any firm or corporation that competes with any Purchased Entity, except that employees, officers or directors of the

Purchased Entities and members of their immediate families may own less than 5% of the outstanding capital stock in publicly traded companies that may compete with the Purchased Entities. No member of the immediate family of any officer or director of any Purchased Entity is directly or indirectly interested in any Contract with any Purchased Entity.

4.22 Confidentiality Agreements. Except as disclosed on Schedule 4.22, each employee of the Purchased Entities and each officer and consultant of the Purchased Entities has executed a Confidentiality Agreement substantially in form attached to Exhibit E, and Sellers have delivered copies of each such executed agreement to Parent. Sellers are not aware that any employee, officer or consultant of any Purchased Entity is in violation thereof. No such employee, officer or consultant has completed Exhibit A to their respective Confidentiality Agreement or otherwise informed the applicable Purchased Entity that he or she owns any invention, improvement, innovation, new product, process or idea made or developed by such employee, alone or in conjunction with others, outside of the course of his or her employment. No such agreement with any such employee, officer or consultant has been modified or amended.

4.23 Acquisition Offers. None of the Purchased Entities, including their officers and directors, are currently in receipt of any offer to acquire any Purchased Entity or all or substantially all of any Purchased Entity’s assets, whether by acquisition, merger or otherwise.

4.24 Allocation of the Consideration. The allocation of the Closing Consideration and the Contingent Consideration, if any, in accordance with Section 2.7 of this Agreement represents the true and correct allocation of such consideration among all of the holders of the outstanding equity of the Purchased Entities; and further, neither Parent nor Buyer shall bear any liability under this Agreement for distributing the Closing Consideration and the Contingent Consideration in accordance with Section 2.7 of this Agreement.

ARTICLE 5.

COVENANTS

The Parties covenant and agree as follows:

5.1 Notices and Consents. Each Party will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any consents of Governmental Authorities and other Persons, if any, required in connection with the transactions contemplated herein including in connection with the matters referred to in Sections 3.3 and 4.3, respectively, and to use such Party’s commercially reasonable efforts to agree jointly on a method to overcome any objections by any Governmental Entity to the transactions contemplated herein. The Parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors prior to filing or responding. Nothing in this Section 5.1 will require that Parent or its Affiliates divest, sell, or hold separately any of its assets or properties, nor will this Section 5.1 require that Parent, its Affiliates, or any Purchased Entity take any actions that could affect the normal and regular operations of Parent, its Affiliates, Buyer or the Purchased Entities after the Closing.

5.2 Publicity. Except to the extent otherwise required by Law, none of the Parties shall issue or authorize to be issued any press release or similar announcement concerning this Agreement or any of the transactions contemplated hereby without the prior written approval of the other, which approval shall not be unreasonably withheld.

5.3 Reasonable Efforts. Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated hereby for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

5.4 Proprietary Information and Inventions Assignment Agreements. Upon the request of Parent or Buyer, Sellers will use their best efforts to cause certain employees of the Purchased Entities to each execute a Proprietary Information and Inventions Assignment Agreement, in the form attached hereto as Exhibit H.

5.5 Releases. Within 45 days following the Closing Date, Sellers shall have arranged for the automobile leases listed on Schedule 5.5 hereto to be either assumed or terminated and released such that none of the Purchased Entities, Buyer or Parent will have any liability therefor from and after the Closing. Within 30 days following the Closing Date, Sellers shall have provided Parent and Buyer with file-stamped copies of the duly filed UCC-3 termination statements listed on Schedule 4.8 hereto; provided, however, that the failure of a lender to file a UCC-3 termination statement with respect to a debt which has been paid-in-full and for which none of the Purchased Entities has any liability as of the Closing shall not be deemed a liability for purposes of the calculations of Section 2.4 hereof.

5.6 Consents. Within 45 days following the Closing Date, Sellers shall have provided Parent and Buyer with the consents listed on Schedule 4.3(b) hereto.

5.7 Tax Matters.

(a) Buyer agrees to cause the Purchased Entities to prepare and file Tax Returns for (i) any taxable year or period of the Purchased Entities beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Period”) and (ii) for all periods ending on or prior to the Closing Date and due to be filed after the Closing Date, in each case on a basis substantially consistent with returns filed by the Purchased Entities for prior periods, unless otherwise required by applicable law. Buyer will deliver, or cause to be delivered, a draft of each Tax Return for each such company involving pre-Closing periods not less than 90 days prior to the due date of the filing of such Tax Return, and Sellers shall provide Buyer with any comments not later than 60 days prior to such due date. If any matter remains in dispute within 30 days prior to the due date of filing of such Tax Return, the matter will be submitted to the Neutral Auditor for resolution, whose decision shall be final and binding upon the Parties and whose fees and expenses shall be paid  1/2 by Sellers and  1/2 by Buyer. Buyer shall cause each such Tax Return to be signed on behalf of the Purchased Entities and timely filed.

(b) The Sellers shall pay all Taxes of the Purchased Entities: (i) for all taxable years and periods ending on or prior to the Closing Date and (ii) with respect to any Straddle Period, for the portion of such Straddle Period ending on the close of business on the Closing Date (the “Pre-Closing Portion”). Taxes attributable to the Pre-Closing Portion of the taxable year that includes the Closing Date shall be computed (1) in the case of taxes based on income, revenue, sales, gross receipts, use, or any similar measure, by a closing of the books as of the close of business on the Closing Date, and (2) in all other cases, by prorating such Taxes based on the number of days up to and including the day before the Closing Date.

(c) Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include (upon any other party’s request and at the expense of the requesting party) the retention and the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers and Buyer agree (A) to retain all books and records with respect to Tax matters pertinent to the Purchased Entities relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all reasonable record retention agreements entered into with any Tax Authority, and (B) to give any other party reasonable written notice prior to destroying or discarding any such books and records. Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(d) Following the Closing, Sellers shall fully indemnify and hold harmless Buyer and Parent from and against any Claims attributable to (i) Taxes of the Purchased Entities attributable to any taxable period ending on the Closing Date or, in the case of any Straddle Period, the portion of such taxable period ending on or before the Closing Date, (ii) Tax of any other person for which the Purchased Entities may become liable as a result of (A) being a member of a consolidated, combined or unitary group of corporations at any time prior to the Closing, (B) being a party to any tax sharing, tax allocation, tax indemnification or similar agreement at any point in time prior to the Closing or (C) by reason of liquidation, merger or other transaction prior to the Closing in which the any of the Purchased Entities is a successor to such other person with respect to Taxes.

5.8 Working Capital Infusion and Credit Support. Parent shall infuse a minimum of $3,000,000 of additional working capital as needed and commercially reasonable during the period commencing on the Closing Date and ending on December 31, 2008, for purposes of internal growth and/or strategic acquisitions upon the reasonable request of Hartman. For the avoidance of doubt, this $3,000,000 shall be in excess of Buyer’s assumption of the Closing Date Debt and the Net Working Capital as of the Closing Date. Parent agrees that this covenant is a material element of this Agreement and Sellers’ agreement to the 2007 and 2008 Performance Metrics.

5.9 Payment of PricewaterhouseCoopers Costs. In the event the Closing occurs Buyer or Parent shall pay all costs and expenses of PricewaterhouseCoopers incurred in connection with its audit and/or review of the financial statements of the Purchased Entities (“PWC Costs”). In the event the Closing does not occur, Sellers shall cause the Purchased Entities to pay the PWC Costs in an amount not to exceed $50,000, and Buyer or Parent shall pay all PWC Costs in excess of $50,000.

ARTICLE 6.

INDEMNIFICATION

6.1 Survival. Regardless of any investigation at any time made by or on behalf of any party, or of any information any party may have in respect thereof, all representations, warranties, covenants and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing for 18 months (the “Indemnity Period”); provided, however, that any of Seller’s representations, warranties, covenants or agreements (X) breached by fraud or willful misrepresentations of Sellers or any officer or director of a Purchased Entity shall survive indefinitely or (Y) (i) contained in Section 4.4; (ii) contained in Section 4.5; (iii) relating to Employee Benefit Plans or Taxes with respect to Employee Benefit Plans; or (iv) relating to the litigation disclosed on Schedule 4.10 shall survive until 90 days after the expiration of the applicable statutes of limitations. Except as provided in the foregoing sentence, no claim for indemnification under this Article 6 may be asserted following the expiration of the Indemnity Period, provided, however, that as to any matters with respect to which a bona fide written claim shall have been made or an action at law or in equity shall have commenced before the end of the Indemnity Period, survival shall continue (but only with respect to, and to the extent of, such claim) until the date of the final resolution of such claim or action, including all applicable periods for appeal.

6.2 Indemnification Obligations.

(a) Indemnification by Sellers. Following the Closing, Sellers shall indemnify, defend and hold harmless Parent, Buyer and their representatives (collectively, the “Parent Indemnified Parties”), and Parent (for itself and on behalf of its representatives) shall be entitled to recover on demand for any Damages (including any Damages suffered after the end of the Indemnity Period, provided that notice of the respective claim has been given pursuant to this Article 6 prior to the end of the Indemnity Period) resulting from any of the following:

(i) any breach of any representation or warranty of Sellers contained in this Agreement; or

(ii) any breach or non-performance by Sellers of any covenant or obligation to be performed by any Seller that is contained in this Agreement.

(b) Indemnification by Parent. Following the Closing, Parent and Buyer shall indemnify, defend and hold harmless Sellers and their representatives, and shall reimburse

Sellers and their representatives on demand, for any Damages resulting from any of the following:

(i) any breach of any representation or warranty of Parent or Buyer contained in this Agreement; or

(ii) any breach or non-performance by Parent or Buyer of any covenant or obligation to be performed by it that is contained in this Agreement.

(c) Claims for Indemnity. Whenever a claim for Damages shall arise for which one party the (the “Indemnified Party”) shall be entitled to indemnification hereunder, the Indemnified Party shall notify the other party hereto (the “Indemnifying Party”) (in cases where the Indemnifying Party is a Seller, with a copy to the Escrow Agent) in writing (an “Indemnification Notice”) describing the claim and the basis therefor; provided, however, that the failure to provide an Indemnification Notice shall not affect the right of the Indemnified Party to indemnification hereunder except to the extent that such failure prejudices the ability of the Indemnifying Party to defend any claim. The right of the Indemnified Party to indemnification, as set forth in the Indemnification Notice, shall be deemed agreed to by the Indemnifying Party unless, within 30 days after the mailing of such notice, the Indemnifying Party shall notify the Indemnified Party (and the Escrow Agent if the Indemnifying Party is a Seller) in writing (an “Objection Notice”) that it disputes the right of the Indemnified Party to indemnification. If the Indemnified Party receives an Objection Notice, the Parties shall attempt to settle and compromise the same. If the Indemnifying Party and the Indemnified Party cannot resolve such dispute within 30 days following the Indemnified Party’s receipt of the Objection Notice from the Indemnifying Party, then either the Indemnified Party or the Indemnifying Party may, by written notice to the other, demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both the Indemnified Party and Indemnifying Party agree to arbitration; and in such event the matter shall be settled by arbitration conducted by a single arbitrator. The Indemnified Party and Indemnifying Party shall jointly select an arbitrator within 30 days after the delivery of such written notice to arbitrate. If the Indemnified Party and Indemnifying Party fail to agree upon an arbitrator within such 30 days, the parties shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrator or arbitrators so selected, as applicable, regarding the validity and amount of any claim for Damages shall be binding and conclusive upon the parties to this Agreement, and the arbitrator or arbitrators, as applicable, shall promptly deliver a copy of such decision in writing to the Escrow Agent following such decision.

(d) Defense of Claims. In the event Parent becomes aware of a third-party claim that Parent believes may result in Damages, Parent shall notify Sellers of such claim, and Sellers shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that Parent may not effect the settlement of any such claim without the consent of either Seller, which consent shall not be unreasonably withheld. In the event that a Seller consents to any such settlement, Sellers shall have no power or authority to object, under this Article 6 or otherwise, to the amount of any claim by Parent against the Escrowed Consideration for indemnity with respect to such settlement.

(e) Defense of Claimed Breaches. For purposes of this Section, any assertion of fact and/or law by a third-party which, if true, would constitute a breach of a representation or warranty made by a party to this Agreement shall, on the date that assertion is made, be deemed a breach of such representation or warranty and immediately invoke that party’s obligation to protect, defend, hold harmless and indemnify the other party to this Agreement.

(f) Limitations on Indemnification. Any right of a Party to indemnification under this Article 6 shall not apply to any claim for Damages until the aggregate of all such claims totals $100,000, in which event the indemnifying party shall only be liable for Damages in excess of such amount; provided, however, that such limitation shall not apply to any claim for Damages relating to (X) any litigation disclosed on Schedule 4.10 hereto; provided, however, Sellers shall not be liable for any Damages relating to such litigation except to the extent the aggregate of all claims for Damages relating to such litigation exceeds $50,000 (such $50,000 amount shall however be aggregated with any other damages for purposes of such $100,000 limitation); or (Y) any of the representations, warranties, covenants or agreements of Seller (i) contained in Section 4.4; (ii) contained in Section 4.5; or (iii) relating to Employee Benefit Plans or Taxes with respect to Employee Benefit Plans; or (iii) breached by fraud or willful misrepresentations of Sellers or any officer or director of a Purchased Entity. Except for any claim for Damages relating to (X) any litigation disclosed on Schedule 4.10 hereto, but only to the extent the aggregate of all claims for Damages relating to such litigation exceeds $50,000 (such $50,000 amount shall however be aggregated with any other damages for purposes of the aforementioned $100,000 limitation); or (Y) any of the representations, warranties, covenants or agreements of Seller (i) contained in Section 4.4; (ii) contained in Section 4.5; or (iii) relating to Employee Benefit Plans or Taxes with respect to Employee Benefit Plans; or (iii) breached by fraud or willful misrepresentations of Sellers or any officer or director of a Purchased Entity, Sellers shall not be obligated in any way to indemnify the Parent Indemnified Parties with respect to any Damages in excess of the Escrowed Consideration and the sole recourse of the Parent Indemnified Parties for Damages shall be the Escrowed Consideration during the period that such Escrowed Consideration is being held in escrow as provided in the Escrow Agreement. In no event shall the liability of any party hereunder exceed the total dollar value of the consideration received by Sellers pursuant to this Agreement.

(g) Mitigation of Damages. Parent shall, and shall cause Buyer to, use commercially reasonable efforts to reduce and avoid creating or increasing (to the extent, if at all, there exists) any Damages for which any Seller may become liable pursuant to this Article 6.

(h) Adjustment of Escrowed Consideration. The amount of Escrowed Consideration shall be reduced on a dollar-for-dollar basis for any Damages that are (i) not disputed by Sellers in accordance with Section 6.2(c), (ii) agreed upon in writing by Parent and either Seller or (iii) determined by an arbitrator properly appointed pursuant to Section 6.2(c). For each dollar of Damages that Parent or Buyer is entitled to indemnification under this Article 6, subject to the limitations set forth in this Article 6, the number of shares of Parent Common Stock representing the Escrowed Consideration shall be reduced as set forth in the Escrow Agreement. For purposes of calculating the number of shares to be released from escrow to pay for Damages to which Parent Indemnified Parties are finally determined to be entitled, the shares shall be deemed to have a per share value of $29.30.

(i) Exclusive Remedy. Following the Closing, the sole and exclusive remedy for each of Parent, Buyer and their representatives and Sellers with respect to any and all claims at law or in equity or otherwise relating to a breach of this Agreement, any other certificate or document delivered pursuant to this Agreement or the transactions contemplated hereby or thereby shall be pursuant to the indemnification provisions set forth in this Article 6.

(j) Offset of Parent Restricted Common Stock. Notwithstanding anything to the contrary, in the event that Parent or Buyer would otherwise be eligible for indemnification under this Article 6, but for the fact that claims for Damages in excess of the amount of Escrowed Consideration have already been made against the Escrowed Consideration prior to the expiration of the Indemnity Period, the Restricted Parent Common Stock, if any, earned pursuant to Sections 2.6(b)(iii) and 2.6(c)(iii) shall be subject to reduction on a dollar-for-dollar basis for each dollar of Damages that Parent or Buyer is entitled to indemnification under this Article 6. For purposes of calculating the number of shares subject to such reduction, the shares shall be deemed to have a per share value of $29.30.

ARTICLE 7.

CERTAIN CLOSING MECHANICS

Solely for purposes of clarity regarding the mechanics of Closing, the Parties have included the provisions of this Article 7. Accordingly, the Parties expressly agree that in no event shall the provisions of this Article 7 be deemed to be representations, warranties or covenants of any Party hereto for any purposes whatsoever, including without limitation for purposes of indemnification under Article 6 hereof.

7.1 Certain Closing mechanics relating to Seller:

(a) Sellers will have executed and delivered to Parent the Escrow Agreement.

(b) Each of the consents and approvals identified on Schedule 4.3(a) and Schedule 4.3(b) will have been obtained and will be in full force and effect.

(c) Sellers will have delivered to Parent and Buyer a statement showing all Closing Date Debt, including without limitation all letters of credit performance bonds, and the Sellers will have been released from all personal guarantees and any personal liability related thereto.

(d) The Sellers will have caused Whitman Breed Abbott & Morgan LLC, outside legal counsel to Sellers, to deliver a legal opinion from in substantially the form set forth on Exhibit F, to Parent and Buyer.

(e) The Sellers will have executed and delivered to Parent Adoption Agreements, as contemplated by the Registration Rights Agreement.

(f) Each of Keith Hartman and John Jensen will have entered into an employment agreement with Buyer or Parent in the form attached as Exhibit G.

7.2 Certain Closing mechanics relating to Parent and Buyer:

(a) The Board of Directors of Parent shall have reserved that number of shares of the Company’s Common Stock equal to the number of shares obtained by dividing $1,000,000 by the closing sales price of the Company’s Common Stock on the Nasdaq Global Market on the Closing Date (or if no trade of the Common Stock shall have been reported for such date, the closing sales price quoted on such exchange for the most recent trade prior to the Closing Date) for issuance to certain of the current employees of the Purchased Entities (including such employees of the Purchased Entities who may be reassigned to the Company or its other subsidiaries) in accordance with the Company’s 2006 Long Term Incentive Plan (as amended below) and the Compensation Committee of the Board of Directors of Parent shall authorized to allocate such reserved shares to such employees following input from Sellers.

(b) Parent and Buyer will have executed and delivered to Sellers the Escrow Agreement.

(c) Parent will have caused the amendment of the Registration Rights Agreement to include each of Sellers as “Acquisition Stockholders” thereunder.

(d) Parent will have caused Fish & Richardson P.C., outside legal counsel to Parent, to deliver a legal opinion from in substantially the form set forth on Exhibit D, to Sellers.

(e) Parent or Buyer will have assumed or paid off all Closing Date Debt shown on the statement delivered by Sellers.

(f) Parent or Buyer will have deposited sufficient sums to with the Purchased Entities’ letter of credit providers and performance bond providers to backstop such letters of credit and performance bonds.

ARTICLE 8.

MISCELLANEOUS

8.1 Entire Agreement. This Agreement, together with the Exhibits hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitute the entire agreement and understanding of the Parties in respect of its subject matters and supersede all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated herein.

8.2 Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

8.3 Assignments. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. Notwithstanding the foregoing, Parent may, without the consent of Sellers, assign all of its rights under this Agreement in connection with the assignment of a security interest to any lender of

Parent or Buyer, or to any Affiliate of Parent, provided that Parent remains liable for all of its obligations hereunder.

8.4 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient and such notice, request, demand, claim or other communication will be deemed given if delivered to the address set forth below using personal delivery, commercial courier, messenger service, telecopy (receipt confirmed), registered or certified mail (postage pre-paid, return receipt requested), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient.

If to Parent or Buyer	Comverge, Inc. 120 Eagle Rock Avenue, Suite 190 East Hanover, NJ 07936 Attn: Robert M. Chiste, Chairman, President and Chief executive Officer Fax: (973) 884-3501

Copy (which will not constitute notice) to:	Fish & Richardson P.C. 111 Congress Avenue, Suit 810 Austin, TX 78701 Attn: Steven M. Tyndall Fax: (512) 320-8935

If to the Sellers:	Mr. Keith Hartman 559 Wayne Drive River Vale, NJ 07675 Fax: None

Copy (which will not constitute notice) to:	Whitman Breed Abbott & Morgan LLC 500 West Putnam Avenue Greenwich, CT 06830 Attn: Kevin Walsh, Esq. Fax: (203) 869-1951

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

8.5 Remedies. Following the Closing, as set forth in Section 6.2(i), the sole and exclusive remedy for each of Parent, Buyer and their representatives and Sellers with respect to any and all claims at law or in equity or otherwise relating to a breach of this Agreement, any other certificate or document delivered pursuant to this Agreement or the transactions contemplated hereby or thereby shall be pursuant to the indemnification provisions set forth in Article 6.

8.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

8.7 Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

8.8 Governing Law. This Agreement and the performance of the transactions contemplated herein and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to any choice of Law principles.

8.9 Amendments and Waivers. This Agreement may not be amended, modified, altered or supplemented except by a written instrument executed on behalf of Parent, Buyer and Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

8.10 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provisions.

8.11 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated herein including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

8.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. The word “including” means “including without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

8.13 Submission to Jurisdiction. The Parties hereto hereby (a) submit to the nonexclusive jurisdiction of any state or federal court sitting in the State of New Jersey for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the action is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

8.14 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights upon any other Person.

8.15 Attorney’s Fees. If any claim or Action is commenced by either Party concerning this Agreement, the prevailing Party shall recover from the losing Party reasonable attorneys’ fees and costs and expenses, including those of appeal and not limited to taxable costs, incurred by the prevailing Party, in addition to all other remedies to which the prevailing Party may be entitled.

8.16 Actions of Sub. Parent shall cause Buyer to take all actions required to be taken by Buyer under this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COMVERGE GIANTS, INC.

By:	/s/ Frank A. Magnotti
Name:	Frank A. Magnotti
Title:	President

COMVERGE, INC.

By:	/s/ Frank A. Magnotti
Name:	Frank A. Magnotti
Title:	President and Chief Operating Officer, Alternative Energy Resources Group

SELLERS:

/s/ Keith Hartman
KEITH HARTMAN

/s/ Lori Hartman
LORI HARTMAN

LIST OF OMITTED ANNEXES AND EXHIBITS

The following annex and exhibits to the Equity Purchase Agreement shall be provided to the Securities and Exchange Commission by the issuer upon request:

Annex A – Summary of Revenue Recognition Principles for Earnout

Exhibit A – Escrow Agreement

Exhibit B – Registration Rights Agreement

Exhibit C – Form of Subordinated Convertible Promissory Note

Exhibit D – Form of Confidentiality Agreement

Exhibit E – Form of Legal Opinion of Counsel to Parent

Exhibit F – Form of Legal Opinion of Counsel to Sellers

Exhibit G – Form of Employment Agreement

Exhibit H – Form of Proprietary Information and Indemnification Assignment Agreement

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